UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

AMENDMENT NO. 5

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12 (b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

PFSweb, Inc.

(Exact name of registrant as specified in its charter)

Delaware	75-2837058
(State of incorporation or organization)	(I.R.S. Employer Identification Number)

505 Millennium Drive
Allen, Texas	75013
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	N/A

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☒

Securities to be registered pursuant to Section 12(g) of the Act:

RIGHTS TO PURCHASE SERIES A PREFERRED STOCK

(Title of class)

PFSweb, Inc. (the “Company”), hereby amends and supplements the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on June 14, 2000, as amended by Amendment No. 1 thereto filed on May 30, 2008, Amendment No. 2 thereto filed on May 25, 2010, Amendment No. 3 thereto filed on July 6, 2010 and Amendment No. 4 thereto filed on May 15, 2013 (as amended, the “Form 8-A”). Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in the Form 8-A.

As previously reported in Amendment No. 4 originally filed with the Securities and Exchange Commission on May 15, 2013 (the “Original Form 8-A Amendment No. 4”) and a Current Report on Form 8-K originally filed with the Securities and Exchange Commission on May 15, 2013 (the “Original Form 8-K”), the Company and Computershare Shareowner Services LLC (formerly known as Mellon Investor Services LLC), as successor to ChaseMellon Shareholder Services, L.L.C., as rights agent (the “Rights Agent”), entered into Amendment No. 4 to Rights Agreement, dated as of May 15, 2013 (the “Amendment”). The Amendment amends the Rights Agreement, dated as of June 8, 2000, between the Company and the Rights Agent, as amended by Amendment No. 1 thereto dated as of May 30, 2008, Amendment No. 2 thereto dated as of May 24, 2010 and Amendment No. 3 thereto dated as of July 2, 2010 (as amended, the “Rights Agreement”).

The Company inadvertently filed a draft copy of the Amendment as Exhibit 4.1 to the Original Form 8-K. Concurrently herewith, the Company is filing an amendment to the Original Form 8-K to include as Exhibit 4.1 the correct copy of the Amendment. This amendment to the Form 8-A is being filed to include the reference to the amendment to the Original Form 8-K being filed concurrently herewith.

ITEM 2.	Exhibits.

Exhibit No.	Exhibit

5. Amendment No. 4 to Rights Agreement, dated as of May 15, 2013 between the Company and Computershare Shareowner Services LLC (formerly known as Mellon Investor Services LLC), as successor to ChaseMellon Shareholder Services, L.L.C., as rights agent. (Incorporated by reference to Exhibit 4.1 to Form 8-K filed by the Company on May 15, 2013, as amended by Form 8-K/A filed by the Company on May 31, 2013).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

PFSWEB, INC.

By:	/s/ Thomas J. Madden
Thomas J. Madden
Executive Vice President and Chief Financial Officer

Date: May 31, 2013

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